Exhibit 99.1

One Corporate Center Rye, NY 10580-1422 t 914.921.3700 GABELLI.COM

For Immediate Release:	Contact:	Douglas R. Jamieson
August 16, 2016		President & Chief Operating Officer
(914) 921-5020
For further information please visit
www.gabelli.com

GAMCO INVESTORS, INC. ANNOUNCES PRIVATE
PLACEMENT OF $110 MILLION CONVERTIBLE NOTE

Rye, New York, August 16, 2016 – GAMCO Investors, Inc. (NYSE: GBL) announced today that Cascade Investment, L.L.C. has agreed to purchase a $110 million five year convertible note in a private placement transaction.

The note has a coupon of 4.5%, is convertible into GBL Class A common stock at $55 per share and provides the purchaser with certain put rights and an escrow agreement. The investment will provide funds to refinance existing indebtedness and for global strategic initiatives.

As a result of this investment, Cascade Investment, L.L.C. will own 15.9% of GBL’s Class A shares, on an as-converted basis.  Mario J. Gabelli, Chairman and Chief Executive Officer, commented: “We are delighted to renew our relationship with Cascade which will provide us with broad flexibility in pursuing our growth initiatives.”

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC).  As of June 30, 2016, GAMCO had approximately $39.3 billion in assets under management.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.